Exhibit 21

LIST OF SUBSIDIARIES

Company Name	Place/Date of Incorporation	Issued Capital	Principal Activities
Noble Vici Private Limited	Republic of Singapore	1,000,000 shares at S$0.20 per share and 1 share at S$1 per share	Holding Company
NIApplications Private Limited	Republic of Singapore	1 share at S$1.00 per share	Management/Development of software for interactive digital media and software consultancy
The Digital Agency Private Limited	Republic of Singapore	100 shares at S$0.01 per share	Digital marketing consultancy
Noble Digital Apps Sendirian Berhad	Federation of Malaysia	1,000 shares at RM1 per share	Development of software for interactive digital media and software consultancy
VMore System Private Limited	Republic of Singapore	10,000 shares at S$1.00 per share	Hardware retailing and marketing
VenVici Limited	Republic of Seychelles	50,000 shares at US$1.00 per share	Business and management consultancy services on e-commerce service
Ventrepreneur (SG) Private Limited	Republic of Singapore	10,000 shares at S$1 per share	Online retailing
Ventrepreneur (SG) Pte Ltd, Taiwan Branch	Taiwan Branch	N/A	Customer service for ecommerce and merchants servicing
UB45 Private Limited	Republic of Singapore	10,000 shares at S$1 per share	Investment holding
VMore Holding Limited	New Zealand	1,000,000 shares at NZ$0.01 per share	Investment holding
VMore Merchants Private Limited	Republic of Singapore	1,000 shares at S$1 per share	Merchants onboarding
AIM System Private Limited	Republic of Singapore	1,000 shares at S$1 per share	Affiliate System Provider